Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TearLab Corporation Nonstatutory Stock Option Agreement of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of TearLab Corporation and the effectiveness of internal control over financial reporting of TearLab Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 6, 2015